UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2004

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 West 9th, Kansas City, Missouri		64105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code:		(816) 421-6600

(Former name or former address, if changed since last report):		Not Applicable

Item 5. Other Information.

In May 2003, the Company’s Board of Directors received an anonymous letter dated May 12, 2003. The May 12 letter alleges that (1) the Company’s 2000 and 2001 financial results were manipulated in order to increase executive bonuses; (2) certain executives and employees of the Company and three Australian corporations in which Aquila previously held an indirect minority stock interest engaged in improper related-party or self-dealing transactions in Australia; (3) certain executives of the Company engaged in unlawful efforts to influence foreign government officials and provided false financial information to banks, investors and the Aquila Board in connection with the purchase of government-owned natural gas distribution assets in the Melbourne area; and (4) the Company engaged in undisclosed related-party real estate transactions with Company executives. The Board referred the May 12 letter to the Audit Committee for an independent investigation. A copy of the May 12, 2003, letter was sent to the Securities and Exchange Commission (“SEC”), which has opened an inquiry into the matter and asked the Company to retain documents relevant to the allegations made in the letter. Through its professional advisors, the Committee has been in contact with the SEC regarding the letter and the Audit Committee’s investigation. The Committee has completed its investigation into these matters and submitted a written report of the investigation. The Committee’s report is attached as an exhibit to this report. Subject to any further developments, none of which are anticipated at this time, the Committee has completed its investigation of this matter. In summary, the committee found the allegations of the May 12 letter were without merit.

Item 7. Financial Statements and Exhibits.

(a)        Exhibit—99.1, Report of Audit Committee of the Board of Directors of Aquila, Inc. regarding Anonymous May 12, 2003 Letter, dated March 1, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson
Senior Vice President and Chief Financial Officer

Date: March 8, 2004